UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                            VISUAL EDGE SYSTEMS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    928430107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                              December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

CUSIP No.     928430107             13G                Page   2   of   7   Pages
              ---------                                      ---      ---

---------------------------------------------    -------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             THE BESSEMER GROUP, INCORPORATED*
             13-3093730
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)  X
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0-

      NUMBER OF                   ---------- -----------------------------------
       SHARES                         6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                               -300,000 shs.
        EACH                      ---------- -----------------------------------
     REPORTING                        7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                                 -0-
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             300,000 shs.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             300,000 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*


------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             HC
------------ -------------------------------------------------------------------
*The shares reported on this page include the shares reported on page 3, as The Bessemer Group, Incorporated is the parent of the other reporting person.



                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 6 Pages

CUSIP No.     928430107             13G                Page   3   of   6   Pages
              ---------                                      ---      ---

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER TRUST COMPANY
             22-0770670
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)  X
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New Jersey
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             300,000 shs.

      NUMBER OF                   ---------- -----------------------------------
       SHARES                         6      SHARED VOTING POWER
   BENEFICIALLY
      OWNED BY                               -0-
        EACH                      ---------- -----------------------------------
     REPORTING                        7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                                 300,000 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*


------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             BK
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 6 Pages

CUSIP No.     928430107             13G                Page   4   of   6   Pages
              ---------                                      ---      ---


Item 1.

(a)   Name of Issuer:

                           Visual Edge Systems Inc.

(b)   Address of Issuer's Principal Executive Offices:

                           2424 North Federal Highway
                           Suite 100
                           Boca Raton, Florida  33431



Item 2.

(a), (b) and (c) Name of Persons Filing, Address of Principal Business
                 -----------------------------------------------------
                 Office and Citizenship:
                 -----------------------

                  The Bessemer Group, Incorporated ("BGI"), as a parent holding company, and Bessemer Trust Company ("BTC"). BTC is wholly owned by BGI.

                  BTC is a trust company that manages accounts for the benefit of others. The holder of the securities referred to in this statement is a trust for the benefit of a client of BTC, of which BTC is trustee or co-trustee.

                  BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey
07095-0980.

                  BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey.

 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           928430107


                               Page 4 of 6 Pages

CUSIP No.     928430107             13G                Page   5   of   6   Pages
              ---------                                      ---      ---


Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                 (a), (c) through (f), (h) through (j) not applicable.

                 (b)  [X]  Bank as defined in ss. 3(a)(6) of the Act, as to BTC.

                 (g)  [X]  Parent holding company or control person, in
                           accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.



Item 4.  Ownership

                  Items 5 through 9 and Item 11 of Pages 2 and 3 of this Statement are incorporated herein by reference.



Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following:
                                                                      [X]



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Items 1 and 12 of page 3 of this Statement are incorporated herein by reference.



Item 8.  Identification and Classification of Members of the Group

                  Not applicable.



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 5 of 6 Pages

CUSIP No.     928430107             13G                Page   6   of   6   Pages
              ---------                                      ---      ---


Item 10.  Certification

                  By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 1, 1999


                        THE BESSEMER GROUP, INCORPORATED


                        By:      /s/ Richard R. Davis
                           ------------------------------
                        Name:    Richard R. Davis,
                        Title:   Executive Vice President


                        BESSEMER TRUST COMPANY


                        By:      /s/ Richard R. Davis
                           ------------------------------
                        Name:    Richard R. Davis,
                        Title:   Executive Vice President




                               Page 6 of 6 Pages